UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RumbleOn, Inc.

(Name of Registrant as Specified in Its Charter)

Mark Tkach

William Coulter

WJC Properties, L.L.C.

WRC-2009, L.L.C.

The WRC-98 Trust

The WRC 2021 Irrevocable Trust

Ride Now Management, LLLP

Kyle Beaird

Melvin Flanigan

Steven Pully

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

William Coulter and Mark Tkach, together with the other participants named herein, have filed a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission with respect to the election of directors of RumbleOn, Inc., a Nevada corporation (the “Company”), and certain proposals for the Company’s 2023 annual meeting of stockholders.

On April 5, 2023, Mr. Coulter and Mr. Tkach issued the following public letter to stockholders of the Company:

RumbleOn’s Two Largest Stockholders File Preliminary Proxy Statement to Elect Four Highly Qualified Candidates to RumbleOn’s Board of Directors

PHOENIX, April 5, 2023 /PRNewswire/ -- William Coulter and Mark Tkach, who together own approximately 32.2% of the outstanding Class B shares of common stock of RumbleOn, Inc. (“RumbleOn” or the “Company”) (NASDAQ: RMBL), today announced to fellow stockholders that they have filed a preliminary proxy statement to elect four highly qualified candidates to the Board of Directors of the Company (the “Board”) at its 2023 Annual Meeting of Stockholders. The Company has not yet set a date for the meeting.

Below is the full text of the letter:

Dear Fellow RumbleOn Stockholders:

We are entrepreneurs, not activist investors. Over 32 years, we built a thriving retail business, RideNow Powersports (“RideNow”), which sold motorcycles, all-terrain vehicles, personal watercraft and other powersports equipment, plus accessories. In 2021, after RumbleOn sought us out to acquire our business, we sold RideNow to RumbleOn. RumbleOn used both cash and stock to acquire RideNow.

For the three-year period ended December 31, 2020, RumbleOn generated cumulative revenue of $1,413.5 million and cumulative net loss of $95.4 million. Over that same time period, RideNow generated cumulative revenue of $2,334.5 million and cumulative net income of $157.0 million.

After RumbleOn acquired RideNow, Mr. Coulter joined RumbleOn as Executive Vice Chairman of the Board of Directors, while Mr. Tkach was appointed as a member of the RumbleOn Board of Directors and as RumbleOn’s Chief Operating Officer. Despite our titles and our substantial share ownership, we learned that our influence and voices were considerably less than our roles suggested. Other executives and directors purposely avoided seeking our counsel or disregarded it outright. We were not provided adequate information to properly fulfill our roles, even after multiple requests. As a result, we resigned from our roles in February 2022.

From March 31, 2022 through March 31, 2023, the price of RumbleOn Class B shares fell 82.3%. Over the last year, the Company’s inventory level and its SG&A expense/revenue ratio each rose sharply. After witnessing the severe stock price decline and observing operating metrics deteriorate, we reached out to Chairman and CEO Marshall Chesrown and the Board of Directors on December 9, 2022.

We asked Mr. Chesrown and the Board to undertake an independent review of the Company’s bloated cost structure and questionable inventory controls. After being ignored, we reiterated this request in two follow-up letters sent on December 28, 2022, and January 18, 2023, imploring Mr. Chesrown and the Board to publicly disclose to all stockholders the Company’s plans to address these issues. As the share price continued to fall, the Company indicated that it would not disclose its plans to stockholders until it released its year-end results in mid-March. On March 16, 2023, when RumbleOn disclosed its 2022 financial results and held its conference call with investors, it became clear that the Company’s efforts in these areas are woefully deficient.

The Company reported that it had implemented SG&A savings of $15 million, annualized, during the fourth quarter of 2022. Those reductions are approximately 4% of the Company’s $366 million in SG&A expenses for fiscal year 2022. By way of comparison, the Company’s quarterly SG&A expense rose 29.4%, from $71.1 million in the fourth quarter of 2021, to $92.0 million in the fourth quarter of 2022.

The Company stated, “We rightsized our inventory during the quarter.” However, its inventory level showed a meaningful sequential increase: from $201.7 million as of December 31, 2021, and $323.8 million as of September 30, 2022, to $331.7 million as of December 31, 2022. The Company told stockholders that it had strategically reduced used powersports inventory in the quarter. However, the increase in new inventory more than offset that reduction.

These issues, and the inadequate remedies proposed by the Company, demonstrate why we are no longer willing to tolerate RumbleOn’s direction. Therefore, we are seeking meaningful changes to RumbleOn’s Board. Prior to the March 16 earnings announcement, the Company offered to appoint Mr. Coulter alone to the Board. Mr. Coulter rejected that offer as insufficient to bring the type of change required at RumbleOn. He, of course, knows this from first-hand experience. We privately proposed a more significant refreshment of the Board to RumbleOn with the hope that we could reach a settlement before the Company’s nomination deadline of March 16, 2023. However, the Board did not even make a counteroffer, despite the Company’s substantial issues and our large ownership stake.

We believe the Board requires new and truly independent directors who will bring fresh perspectives and experiences. We have nominated four director candidates (and one alternate candidate) who possess valuable management and industry experience and would work to maximize value for stockholders. We have nominated the following individuals:

●	William Coulter, who was the co-founder of RideNow and owns 2.62 million RMBL shares (16.1% of total Class B shares outstanding). Mr. Coulter and Mr. Tkach co-founded RideNow in 1989 and expanded the company to include more than 40 stores in eight states.

●	Mel Flanigan, who was the Chief Financial Officer of recreational vehicle retailer Camping World Holdings, Inc. and of audio technology firm DTS Inc., both of which were publicly traded.

●	Steve Pully, who is a founding partner of Speyside Partners, which performs consulting, restructuring and investment banking services for companies and investors. He has been a director on many public company boards.

●	Kyle Beaird, who is the Chief Financial Officer of SCORE Sports, which designs, manufactures and sells youth sports uniforms and equipment. He has led operations and finance in the action sports industry.

We also have selected Mark Tkach as an alternate nominee, should any of the above four individuals be unable to serve.

We have nominated Mr. Coulter and Mr. Flanigan as Class II nominees, to replace incumbent directors Adam Alexander and Michael Marchlik, whose terms are up for election at this year’s Annual Meeting. Mr. Coulter’s powersports industry knowledge, substantial expertise and long track record of leading a growing and profitable retail business within the powersports industry will be valuable to RumbleOn. He would bring an ownership mentality to the boardroom. Mr. Flanigan improved stockholder value as chief financial officer of two public companies, including Camping World Holdings, Inc., where he oversaw a significant turnaround in corporate and functional communication, structure and performance.

We are seeking shareholder approval to replace Chief Operating Officer Peter Levy as a director with Mr. Pully. Corporate governance best practice typically enables only one executive on a board of directors, most commonly the CEO. Our nominee, Mr. Pully, has financial expertise and deep experience as a public company director.

We are seeking shareholder approval to fill the Board seat previously held by Denmar Dixon, who resigned on January 18, 2023, with Mr. Beaird. Mr. Beaird has held financial and operational leadership roles within the action sports industry, at companies such as outdoor sports equipment and apparel companies Fox Racing and Hillerich and Bradsby.

We have reluctantly undertaken this process and have tried to avoid it via a reasonable settlement offer. Again, we are entrepreneurs, not activist investors. However, it is clear that the Board needs several new, well-qualified directors to oversee the type of change required to maximize value for all stockholders.

We look forward to engaging with our fellow stockholders and the Board to move RumbleOn in the right direction. We are enthusiastic about the opportunity to improve RumbleOn’s operational performance and restore stockholder value. We have no confidence that this will occur at the hands of the existing leadership of RumbleOn.

Sincerely,

William Coulter

Mark Tkach

Contact information:

Bruce Goldfarb/Pat McHugh/Lisa Patel
Okapi Partners LLC
212-297-0720
Info@okapipartners.com

William Coulter and Mark Tkach, together with the other participants named herein (collectively, the “Participants”), have filed a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission (the ”SEC”) with respect to the election of directors of RumbleOn, Inc., a Nevada corporation (the “Company”), and certain proposals for the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE PARTICIPANTS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE ANNUAL MEETING. THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATED TO THE ANNUAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be William Coulter, Mark Tkach, WJC Properties, L.L.C., WRC- 2009, L.L.C., The WRC-98 Trust, The WRC 2021 Irrevocable Trust, Ride Now Management, LLLP, Kyle Beaird, Melvin Flanigan and Steven Pully.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the election of directors of the Company and certain proposals, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other proxy materials as they are filed with the SEC.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 5,242,433 shares of Class B Common Stock, par value $0.001 per share, of the Company (“Class B Common Stock”). As of the date hereof, William Coulter beneficially owns 2,621,405 shares of Class B Common Stock, which includes 593,472 shares directly owned by The WRC 2021 Irrevocable Trust and 30,377 shares directly owned by WJC Properties, L.L.C. WRC- 2009, L.L.C. is the controlling member of WJC Properties, L.L.C., and The WRC-98 Trust is the sole member of WRC- 2009, L.L.C., and accordingly WRC- 2009, L.L.C. and The WRC-98 Trust may be deemed to beneficially own the shares directly owned by WJC Properties, L.L.C. Mr. Coulter serves as Manager or Trustee for each of these entities. As of the date hereof, Mark Tkach beneficially owns 2,621,028 shares of Class B Common Stock, and the remainder of the Participants do not beneficially own any shares of Class B Common Stock.